EXHIBIT 10.29
STARBUCKS CORPORATION
GLOBAL RESTRICTED STOCK UNIT GRANT AGREEMENT
UNDER THE KEY EMPLOYEE SUB-PLAN TO THE
2005 LONG-TERM EQUITY INCENTIVE PLAN

FOR VALUABLE CONSIDERATION, STARBUCKS CORPORATION (the "Company"), does hereby grant to the individual named below (the "Participant") an award (the "Award") for the number of restricted stock units (the "Restricted Stock Units") as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units vest and become payable in shares of Common Stock (the "Shares") subject to earlier expiration or termination of the Restricted Stock Units as provided in this Global Restricted Stock Unit Grant Agreement and according to any special terms and conditions applicable to the Participant's country contained in any appendix hereto (the "Appendix") (the Global Restricted Stock Unit Grant Agreement and the Appendix, collectively, this "Agreement"). The Restricted Stock Units shall be subject to the terms and conditions of this Agreement, the terms and conditions of the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (the "Key Employee Sub-Plan") and the 2005 Long-Term Equity Incentive Plan (the "Plan"). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
Number of Units:
Date of Grant:
Vesting Schedule:

1.    Form and Timing of Payment of Vested Units. Subject to the terms and conditions of this Agreement and the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date or, if earlier, the CIC Vesting Date (as defined in Section 2.2 below), but in any event, within the period ending on the later to occur of the date that is two and one-half months following the end of (i) the Participant's tax year that includes the date the Restricted Stock Units vest or (ii) the Company's tax year that includes the date the Restricted Stock Units vest.
2.    Termination of Employment; Change of Control.
2.1    Termination of Employment. Except as provided in Section 2.2 below, any unvested Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the termination of the Participant's Active Status with the Company or any Subsidiary or affiliate of the Company for any reason (as further described in Section 5(k) below), including without limitation, voluntary termination by the Participant, termination because of the Participant's Retirement, Disability or death or termination by the Company or any Subsidiary or affiliate of the Company because of Misconduct.
2.2    Change of Control. Upon a Change of Control, the vesting of the Restricted Stock Units shall accelerate and the Restricted Stock Units shall become fully vested and payable to the extent and under the terms and conditions set forth in the Plan (the "CIC Vesting Date"); provided, that for purposes of this Section 2.2, "Resignation (or Resign) for Good Reason" shall have the following meaning:

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"Resignation (or Resign) for Good Reason" shall mean any voluntary termination by written resignation of the Active Status of a Participant after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries and affiliates) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant's actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.
3.    Code Section 409A. This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or affiliate of the Company based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Agreement, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.
4.    Responsibility for Taxes. Regardless of any action the Company or, if different, the Participant’s employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to the grant of the Restricted Stock Units, the vesting or settlement of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units

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to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by the Participant, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the vested Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c)
withholding in whole Shares to be issued in settlement of the vested Restricted Stock Units the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.
Finally, the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a

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result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.
5.    Nature of Grant.  In accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)
the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted in the past;

(c)	all decisions with respect to future awards of restricted stock units, if any, will be at the sole discretion of the Company;

(d)
the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company, the Employer or any other Subsidiary or affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or affiliate of the Company, as applicable, to terminate the Participant’s employment or service relationship, if any;

(e)	the Participant’s participation in the Plan is voluntary;

(f)	the Restricted Stock Units and the Shares subject to Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)
the Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(i)	after termination of the Participant’s Active Status, the Participant is no longer eligible to receive any new restricted stock units under the Plan;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s Active Status (for any reason whatsoever, whether or not in breach of local labor laws or the terms of the Participant’s employment or service contract, if any, and whether or not later to be found invalid) and, in consideration for the grant of the Restricted Stock Units to which the Participant otherwise is not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer

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or any other Subsidiary or affiliate of the Company, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any other Subsidiary or affiliate of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim, and the Participant agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)
in the event of termination of the Participant’s employment (for any reason whatsoever, whether or not in breach of local labor laws or the terms of the Participant’s employment or service contract, if any, and whether or not later to be found invalid), the Participant’s right to receive Restricted Stock Units and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date of the voluntary or involuntary termination of the Participant’s Active Status; the Committee shall have the exclusive discretion to determine when the Participant’s Active Status for purposes of the Award is terminated (including whether the Participant may still be considered to be providing services while on a leave of absence);

(l)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company; and

(m)	the following provisions apply only if Participant is providing services outside the United States:
(1) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and
(2) neither the Company, the Employer nor any other Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
6.    No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
7.    Data Privacy. In accepting the grant of Restricted Stock Units, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the

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Company, and its other Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data may be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. In accepting the grant of the Restricted Stock Units, the Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the Restricted Stock Units. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusal or withdrawal of the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
8.    Governing Law. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan, without regard for its conflict of laws provisions. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington,

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and agree that such litigation shall be conducted in the courts of King County, or the federal courts of the United States for the 9th Circuit, and no other courts, where this grant is made and/or to be performed.
9.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission ("SEC") or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
10.    Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.
11.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13.    Undertakings. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.
14.    No Rights as Shareholder. The Participant will not have dividend, voting or any other rights as a shareholder of the Shares with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.
15.    Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.

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16.    Appendix.  Notwithstanding any provisions in this Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to the Participant, to the extent the Company determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
17.    Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 14 above) that may be necessary to accomplish the foregoing.
18.    Waiver. If the Participant breaches or otherwise does not comply with any provision of this Agreement, but the Company does not act upon this breach or non-compliance and continues to comply with its obligations under this Agreement, this shall not mean that the Company waives any other provision of this Agreement or will otherwise permit any further breach of or non-compliance with any provision of this Agreement.
By the Participant's signature and the Company's signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.
EXECUTED as of the Restricted Stock Unit Date of Grant.
STARBUCKS CORPORATION
By________________________
Its________________________
PARTICIPANT
Signature____________________

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